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Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in the proxy statement/prospectus of our report dated November 10, 2003, with respect to the consolidated balance sheets, statements of operations, stockholders' equity and cash flows of National Systems & Research Co. as of and for the years ended September 30, 2002, and 2001. We also consent to the inclusion of the reference to this firm under the heading "Experts" in the proxy statement/prospectus.

/s/ Stockman Kast Ryan & Co, L.L.P.

Colorado Springs, Colorado
January 26, 2004

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  Exhibit 23.3